Exhibit 99.2
STEVEN H. FELDERSTEIN, State Bar No. 056978
PAUL J. PASCUZZI, State Bar No. 148810
FELDERSTEIN FITZGERALD
WILLOUGHBY & PASCUZZI LLP
400 Capitol Mall, Suite 1450
Sacramento, CA 95814
Telephone: (916) 329-7400
Facsimile: (916) 329-7435
sfelderstein@ffwplaw.com
ppascuzzi@ffwplaw.com
Attorneys for Capital Corp. of the West, Debtor in Possession
UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF CALIFORNIA
FRESNO DIVISION

In re:	CASE NO. 09-14298

CAPITAL CORP OF THE WEST,	DCN: FWP-13

Debtor-In-Possession.	Date: January 14, 2010
Time: 9:00 a.m.
Dept.: B
ORDER AUTHORIZING EMPLOYMENT OF DAVID
A. HEABERLIN AS PLAN ADMINISTRATOR
     At the continued hearing on January 14, 2010, at 9:00 a.m., the Court heard the motion of Capital Corp of the West (the “Debtor”), for an order authorizing the employment of David A. Heaberlin as the Plan Administrator under the Second Amended Plan of Liquidation, as supplemented and amended (the “Motion”). All appearances, if any, were noted on the record. The Court, having considered the Motion and having issued its final ruling on the Motion, finding that notice was sufficient and good cause appearing,
     IT IS HEREBY ORDERED as follows:
     1. The Motion is granted;
     2. The Debtor is authorized to employ David A. Heaberlin as the Plan Administrator under its Second Amended Plan of Liquidation (the “Plan”);
     3. The employment shall be effective as of the Effective Date of the Plan, as defined in the Order Confirming the Plan;
     4. Compensation of the Plan Administrator shall be as set forth in the Supplement to
ORDER AUTHORIZING EMPLOYMENT
OF PLAN ADMINISTRATOR

Motion for Authority to Employ David A. Heaberlin as Plan Administrator filed January 7, 2010;
     5. Pursuant to section 6.4 of the Plan, upon Court approval of the Plan Administrator and the Effective Date of the Plan, the current Board of Directors of the Debtor shall be deemed disbanded and the Plan Administrator shall act as the sole member of the Post-Confirmation Debtor’s Board of Directors; and
     6. The Plan Administrator shall not handle any matters for which he or she, or any member of his or her family, may have any actual or potential conflict of interest, or any personal or financial interest. The Plan Administrator shall have an affirmative duty to report and make an immediate and full written disclosure of said issues to the Creditors’ Committee. Any breach of this provision shall be grounds for immediate termination of the Plan Administrator’s duties and review and/or modification of the Plan Administrator’s compensation, including but not limited to disgorgement of compensation already paid. The Plan Administrator shall be subject to the same ethical and disclosure duties and rules which govern the employment of professionals under the Bankruptcy Code.
Dated: January 20, 2010

W. Richard Lee
United States Bankruptcy Judge

ORDER AUTHORIZING EMPLOYMENT
OF PLAN ADMINISTRATOR